                               BAIRNCO CORPORATION
                           300 PRIMERA BLVD, SUITE 432
                            LAKE MARY, FLORIDA 32746

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 18, 2002


To Shareholders:

        The Annual Meeting of Shareholders of Bairnco Corporation (the "Company", or "Bairnco") will be held on Thursday, April 18, 2002, at Bairnco's corporate offices, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 A.M., local time, for the following purposes:

        1.    To elect the Board of Directors of Bairnco.

        2.    To ratify management's selection of Bairnco's auditors.

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                              --------------------

        Only shareholders of record at the close of business on March 4, 2002 will be entitled to notice of and to vote at the meeting.

        If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.


                                            By Order of the Board of Directors


                                            /s/ Larry D. Smith
                                            -------------------------
                                            Larry D. Smith
                                            SECRETARY

Lake Mary, Florida
March 8, 2002


THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                               BAIRNCO CORPORATION
                          300 PRIMERA BLVD., SUITE 432
                            LAKE MARY, FLORIDA 32746


                               ------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 2002

                               ------------------


                                  INTRODUCTION


        The Annual Meeting of Shareholders of Bairnco Corporation will be held on Thursday, April 18, 2002, at Bairnco's corporate headquarters, 300 Primera Blvd., Suite 432, Lake Mary, Florida at 9:00 a.m., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

        If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement and in favor of the ratification of auditors. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting.

        Only shareholders of record at the close of business on March 4, 2002, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 7,328,768 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

        The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 14, 2002. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                        PROPOSAL 1. ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

        The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 2002 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 2001 Annual Meeting of Shareholders.

        If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.



NAMES AND AGES OF NOMINEES                                            DATA PERTAINING TO NOMINEES


Luke E. Fichthorn III (60)....              Since May 23, 1990, Mr. Fichthorn has served as the Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive
                                            Officer of Bairnco. For over  twenty-eight  years,  Mr. Fichthorn has been a private  investment banker and partner of Twain  Associates, a private investment banking and consulting firm. Mr. Fichthorn became a director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc., and Patriot Transportation
                                            Holding, Inc.

Charles T. Foley (63).........              For the past 29 years, Mr. Foley has been President, Chief Investment
                                            Officer and a director of Estabrook Capital  Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. Mr. Foley is Chairman of the Audit Committee and a member of the Nominating and Compensation Committees. Mr. Foley has been a director of Bairnco since May, 1990.


James A. Wolf (59)..........                Mr. Wolf was with the international management consulting firm, Booz,
                                            Allen and Hamilton, from June 1967 to March 1989, where he was the partner directing the firm's industrial marketing consulting practice.
                                            From 1989 to present he has been an independent consultant, providing business and marketing counsel to industrial and commercial clients. In
                                            April 1997 he also founded and became President of Marketwolf, Inc., which does strategic business and organization planning for privately-held industrial products companies. Mr. Wolf has served as a Bairnco director since 2001. He is Chairman of the Nominating Committee and a member of the
                                            Audit and Compensation Committees.

William F. Yelverton (60)....               Currently, Mr. Yelverton is an independent business consultant. From January
                                            2000 until November 2000, Mr. Yelverton served as CEO of LiveInsurance.com, an online insurance brokerage agency. From July 1997 until January 2000, Mr.
                                            Yelverton was an independent consultant. From September 1995 through June 1997,
                                            Mr. Yelverton was Executive Vice President of Prudential Insurance Company of
                                            America. From September 1989 until September 1995 he was Chairman and CEO of
                                            New York Life Worldwide Holding, Inc., an insurance holding company. Mr.
                                            Yelverton was elected as a director in August 1991. Mr. Yelverton is Chairman of the Compensation Committee and is a member of the Audit and Nominating
                                            Committees.

        Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.


                       MEETINGS OF THE BOARD OF DIRECTORS

        During 2001, Bairnco's Board of Directors met seven times for regular meetings and had three regular telephonic meetings. Each director attended more than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

        Each non-employee director received an annual retainer of $16,000 per year payable in four quarterly installments and a fee of $1,500 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day and attended in person are limited to $1,500. No fees are paid for meetings conducted via telephone. It is also the company's policy to grant to each non-employee director an option to purchase 5,000 shares of Bairnco stock when they are initially elected to the Board and 1,000 shares of Bairnco stock annually thereafter provided they remain a Board member. The exercise price of the option is set at the fair market value of the common stock at the date of grant. One third of the options vest in each of the succeeding three years at the anniversary date of the grant. The options remain exercisable for ten years from the date of vesting.

        In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No such payments were made during 2001.

        During 2001, Bairnco's outside directors received the following compensation: Charles T. Foley - $26,500, James A. Wolf - $21,000, William F. Yelverton - $26,500. Also, in keeping with the policy above, Mr. Wolf was granted an option to purchase 5,000 shares of Bairnco stock and Mr. Foley and Mr. Yelverton were granted options to purchase 1,000 shares each.

        It is the present policy of Bairnco that outside directors, upon retirement from the Board of Directors, shall receive annually for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco as a non-employee director, an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis, or receiving in a lump sum, the net present value of the remaining payments discounted at the then current thirty year U.S. Government bond yield.


                      COMMITTEES OF THE BOARD OF DIRECTORS

        Bairnco has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Compensation Committee met seven times during 2001, the Audit Committee met four times and the Nominating Committee met once. The non-employee directors who are members of the Audit, Compensation and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 2001, the Audit, Compensation and Nominating Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

        The Audit Committee reviews and recommends to the Board of Directors the engagement of the independent auditors of Bairnco and its subsidiaries, and reviews with the auditors their work, fees and the accounting policies and practices of Bairnco and its subsidiaries.

        The Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $150,000. The Compensation Committee also reviews and approves management incentive compensation and reviews and administers the stock option plan.

        The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors. The Nominating Committee will not consider recommendations from shareholders; the Committee believes it has sufficient resources and contacts to fulfill its obligations.


             COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

                                   MANAGEMENT

        The following table sets forth information as of December 31, 2001, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:


                                                   AMOUNT AND NATURE OF         PERCENTAGE OF ISSUED AND
                                                  BENEFICIAL OWNERSHIP OF      OUTSTANDING COMMON STOCK ON
                                                       COMMON STOCK                 DECEMBER 31, 2001
NAME AND ADDRESS OF BENEFICIAL OWNER

Marvin Schwartz                                             922,800                        12.59%
   605 Third Avenue
   New York, NY 10158

FMR Corp.                                                   900,900                        12.29%
   82 Devonshire Street
   Boston, MA 02109

Dimensional Fund Advisors Inc.                              638,200                         8.71%
   1299 Ocean Avenue
   Santa Monica, CA 90401

Steel Partners II., L.P.                                    534,100                         7.29%
   150 East 52nd Street
   21st Floor
   New York, New York 10022

Neuberger & Berman, LLC                                     420,600                         5.74%
   605 Third Avenue
   New York, NY 10158

The Company has retained the services of Neuberger & Berman, LLC to serve as investment manager with respect to a portion of the assets in the Bairnco Corporation Retirement Plan. Neuberger & Berman, LLC is a registered investment advisor under the Investment Advisors Act of 1940 and serves as investment advisor to numerous individuals and retirement plans. Fees payable under this arrangement are customary for these services.

        The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the executive officers of Bairnco named in the summary compensation table below and by all directors and executive officers of Bairnco as a group, as of December 31, 2001.


                                                      AMOUNT AND NATURE      PERCENTAGE OF ISSUED
                                                        OF BENEFICIAL          AND OUTSTANDING
                                                          OWNERSHIP OF          COMMON STOCK ON
                                                          COMMON STOCK          DECEMBER 31, 2001
NAME OF INDIVIDUAL OR GROUP
Luke E. Fichthorn III                                     396,581(1)                   5.41%
Charles T. Foley                                          246,177(2)                   3.36%
James W. Lambert                                           13,250(3)                  (8)
Lawrence C. Maingot                                         3,948(4)                  (8)
Larry D. Smith                                             10,941(5)                  (8)
James A. Wolf                                                 100                     (8)
William F. Yelverton                                       37,901(6)                  (8)
All executive officers and directors as a group           708,898(7)                   9.67%
  (7 persons)
-------------


(1) Includes 2,000 shares owned by Mrs. Fichthorn and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of these shares. Also includes shares that would be issued upon exercise of 250,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(2) Includes shares that would be issued upon the exercise of 12,334 vested unexercised stock options granted under the 1990 and 2000 Bairnco Stock Option Plans.

(3) Includes 1,000 shares owned by Mrs. Lambert. Also includes shares that would be issued upon the exercise of 11,250 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(4) Mr. Maingot indirectly owns 1,448 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon the exercise of 2,500 vested unexercised stock options under the 1990 Bairnco Stock Option Plan.

(5) Mr. Smith indirectly owns 941 shares through ownership in trust under the Bairnco Corporation 401(k) Savings Plan. Also includes shares that would be issued upon exercise of 10,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.

(6) Includes shares that would be issued upon the exercise of 13,001 vested unexercised stock options granted under the 1990 and 2000 Bairnco Stock Option Plans.

(7) Includes a total of 4,500 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 299,085 vested unexercised stock options granted under the 1990 and 2000 Bairnco Stock Option Plans.

(8) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

                           COMPENSATION OF MANAGEMENT
GENERAL

The following table sets forth information regarding the compensation paid, distributed or accrued for services rendered during 1999, 2000, and 2001 to the Chairman of the Board and each of the three other most highly compensated executive officers of Bairnco (collectively the "Named Executives").


                           SUMMARY COMPENSATION TABLE


                                                                               Long Term
                                                                             Compensation
                                                   Annual Compensation           Awards          All Other
Name and Principal Position             Year       Salary        Bonus          Options        Compensation
---------------------------             ----       ------        -----          -------        ------------
                                                    ($)           ($)               (#)               ($)
Luke E. Fichthorn III                   2001      $408,690            $0             -0-              $-0-
Chairman of the Board and               2000       396,780       288,750             -0-               -0-
Chief Executive Officer                 1999       385,167       292,500             -0-               -0-

Larry D. Smith                          2001      $160,083            $0             -0-              $-0-
Vice President Administration           2000       153,500        82,431             -0-               -0-
                                        1999       102,885        92,664         20,000           $28,107

James W. Lambert (1)                    2001      $157,750            $0             -0-              $-0-
Vice President Finance                  2000       139,000        72,240             -0-               -0-
                                        1999       113,333        75,348         17,500                -0-

Lawrence C. Maingot                     2001       $96,250            $0             -0-              $-0-
Corporate Controller                    2000        81,500        46,053             -0-               -0-
                                        1999        63,000        32,819          2,000                -0-

----------
  (1) Mr. Lambert resigned from his position in February 2002 to accept another employment opportunity.

STOCK OPTIONS

The following table sets forth information for each Named Executive with regard to the value of stock options held as of December 31, 2001.

                       AGGREGATED OPTION EXERCISES IN 2001
                         AND 2001 YEAR END OPTION VALUE


                              Shares                        Number of Securities            Value of Unexercised
                           Acquired on       Value         Underlying Unexercised          In-the-Money Options at
                             Exercise      Realized       Options at Year-End (#)             Year-End ($) (1)
Name                           (#)           ($)       Exercisable    Unexercisable     Exercisable    Unexercisable
----                           ---           ---       -----------    -------------     -----------    -------------

Luke E. Fichthorn III      100,000(2)     $56,000           250,000             -0-         $17,500              $0

Larry D. Smith                  -0-            -0-           10,000         10,000               $0              $0

James W. Lambert                -0-            -0-           11,250          8,750               $0              $0

Lawrence C. Maingot             -0-            -0-            2,500             -0-          $1,318              $0

---------------------
(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 2001 and the option grant price.

(2) This exercise was accomplished by an exchange of 91,384 shares, resulting in a net increase in Mr. Fichthorn's share holdings of 8,616 shares.


BAIRNCO RETIREMENT PLAN

        Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco, and its U.S. subsidiaries, Kasco Corporation and Arlon, Inc., participate.

        Remuneration covered by the Bairnco Plan in a particular year includes that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items, compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 2001 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 2001 in respect of 2000 awards.

        The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:


                                                       YEARS OF SERVICE AT RETIREMENT
                                           ------------------------------------------
            Average
         Compensation
         AT RETIREMENT               5             10            15            20        25 OR MORE
         -------------           -----          -----         -----         -----        ----------

        $ 50,000                $ 3,666        $ 7,331       $10,997        $14,662        $18,328
          75,000                  6,103         12,206        18,309         24,412         30,516
         100,000                  8,541         17,081        25,622         34,162         42,703
         150,000                 13,416         26,831        40,247         53,662         67,078
         170,000 or more         15,366         30,731        46,097         61,462         76,828

        In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $170,000 for 2001. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $170,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $170,000 limit.

        For each of the following, the credited years of service under the Bairnco Plan as of December 31, 2001, and the remuneration received during 2001 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 12 years and $170,000; Mr. Smith, 3 years and $170,000; Mr. Lambert, 5 years and $170,000; Mr. Maingot, 10 years and $142,303.

        In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, a non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $41,883 payable upon normal retirement date, based upon 25 projected years of credited service, and 2001 covered remuneration of $170,000.


EXECUTIVE CONTRACTS

EMPLOYMENT AGREEMENT WITH MR. FICHTHORN

        On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $412,700 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

        In accordance with the agreement, Mr. Fichthorn received, on the date when he became an employee of Bairnco, stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant and were exercised during 2001; of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992. An additional 83,333 shares became exercisable on January 26, 1996 for earnings at $.75 per share for the calendar year 1995. The remaining 83,334 became exercisable on May 31, 2000, the tenth anniversary of the date of grant.

        All options remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

        Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (25 years) were treated as years of service under that plan. The supplemental, non-qualified benefit (as described above) is fully vested.

        The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

        If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        The Compensation Committee consisted of the following members during all of 2001: Messrs. Charles Foley and William Yelverton. In addition, Mr. Richard Shantz served until his retirement as a director on April 18, 2001, after which he was replaced by Mr. James Wolf. All the members of the Committee are outside directors.

BOARD COMPENSATION COMMITEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

        The Company's executive compensation program is based on two objectives:
(i) providing market-competitive compensation opportunities, and (ii) creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

        The components of the Company's executive compensation program include: annual base cash compensation, management incentive compensation (MIC), and longer term incentives consisting of stock options.

        Base salaries are targeted at the median of competitive data for industrial companies. (These companies differ from those shown as the Company's peer group in the Performance Graph on page 14 because the Company competes for talent with a broader group of employers than just those in its industry.) During 2001, the Company utilized information from several nationwide salary surveys as a basis to make upward adjustments in salary ranges to maintain competitiveness. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the positions, duties and responsibilities in accordance with a formal Compensation Policy.

INCENTIVE COMPENSATION

        Incentive compensation for Bairnco executives depends upon company performance as measured by return on net worth and net income per share, and is administered through Bairnco's Management Incentive Compensation (MIC) Program. The annual pool for the MIC Program for executives is generated by meeting or exceeding predetermined return on net worth and net income per share targets.

        Distribution of MIC awards to eligible employees is dependent upon the Compensation Committee's objective evaluation of the individual employee's achievement, as measured against predetermined specific objectives for each employee, and distributions are made on an annual basis. For Fiscal Year 2001, no incentive compensation was paid to executives under the MIC program because financial results did not generate an MIC pool for 2001.

STOCK OPTION PLAN

        The 2000 Bairnco Stock Incentive Plan (the "Option Plan") was approved by shareholders at the 2000 Annual Meeting of Shareholders. Under the terms of the Option Plan, the Committee has complete discretion in determining the participation and number of options, (up to an annual maximum of 250,000 Common Shares) if any, to be granted to a participant. The Committee has established and follows guidelines with respect to the granting of options under the Option Plan to employees upon their hire or promotion to important managerial, professional or supervisory classifications.

COMPENSATION EARNED BY THE CHIEF EXECUTIVE OFFICER

In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in improving operating performance. The Committee also reviewed the Chairman's base salary against recent salary surveys. This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 2000. On May 1, 2001 he received a salary increase of 3.0% resulting in a current salary for Mr. Fichthorn of $412,700. In accordance with his contract, Mr. Fichthorn is eligible for 25% of an MIC pool generated by a formula in his contract. However, since the Corporation's financial results failed to generate a pool for the other executives, Mr. Fichthorn did not receive a bonus for Fiscal Year 2001.

162 (M) DISCLOSURE

        Based on current levels of compensation, no executive officer is expected to receive compensation for 2002 services which would be non deductible under Section 162 (m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.


Respectfully submitted,
The Compensation Committee


William F. Yelverton, Chairman
Charles T. Foley
James A. Wolf

PERFORMANCE GRAPH

          Presented in the graph below is a comparison of the five year cumulative returns among Bairnco Common Stock, the Russell 2000 Index and the Dow Jones Electrical Components and Equipment Index ("DJELQ"). The cumulative returns shown in the graph assume an initial investment of $100 as of December 31, 1995, and reinvestment of all cash and cash equivalent dividends declared as of the ex-date of the dividend.



                            PERFORMANCE GRAPH - 2001
                     FIVE YEAR CUMULATIVE RETURN COMPARISON
                    Among Bairnco, Russel 2000 and Dow Jones
                   Electronic Components & Equipment (DJELQ)


             Bairnco      Russel       DJELQ         Russel
1996          100          100          100                           100
1997          153          122          114          22.361%          122
1998          112          119          127          -2.547%          119
1999           96          145          187          21.257%          145
2000          126          140          126          -3.021%          140
2001          102          144           89           2.486%          144

                      PROPOSAL 2. RATIFICATION OF AUDITORS

        The Board of Directors has voted unanimously to retain the firm of Arthur Andersen LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 2002 fiscal year. The Board of Directors is submitting its selection of Arthur Andersen LLP to shareholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of the Board of Directors' selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting (assuming that a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF AUDITORS.

                                   AUDIT FEES

The aggregate fees charged for professional services rendered by Arthur Andersen LLP in connection with its audit of the Company's financial statements during the year ended December 31, 2001 were $107,750. The aggregate fees charged for its reviews of unaudited quarterly financial statements contained in the reports on Form 10-Q filed by the company during the year totaled $21,000. Associated out-of-pocket expenses were $16,230.

                                 ALL OTHER FEES

The aggregate fees billed for all services rendered by Arthur Andersen LLP other than the Audit Fees described above during the year ended December 31, 2001 totaled $87,895 of which $78,445 was audit-related fees which includes statutory and employee benefit audits, accounting consultations and other services. Arthur Andersen LLP did not provide any financial systems design or implementation services during the year. The Audit Committee considered whether the provision of these services was compatible with maintaining the independence of Arthur Andersen LLP, and concluded that it was compatible with maintaining such independence.

                             AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Audit Committee") monitors the financial reporting process on behalf of the Board. All members of the Audit Committee are independent, based on the definitions set forth by the Securities and Exchange Commission and the New York Stock Exchange.

During 2001, the Audit Committee met four times, and the Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Vice President, Finance and independent auditors prior to the filing of the Company's Form 10-Q.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and discussed with the auditors any relationships that might affect their objectivity and independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the quarterly and annual financial statements. The Audit Committee also discussed the results of the internal audit examinations with the Corporation's internal audit department.

The Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and the independent auditors express an opinion on those financial statements based on their audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of Arthur Andersen LLP as independent auditors, and the Board concurred in such recommendation.

Respectfully submitted,
The Audit Committee
Charles T. Foley, Chairman
James A. Wolf
William F. Yelverton



                      PROPOSALS BY HOLDERS OF COMMON STOCK

        Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 2003 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 2002. The executive offices of Bairnco currently are located at 300 Primera Blvd., Suite 432, Lake Mary, Florida 32746.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based upon a review of filings with the Securities and Exchange Commission and written representations from its directors and executive officers that no other reports were required, the Company believes that all of the Company's directors and executive officers complied with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2001. The Company is not aware of any beneficial holder of 10% of the Company's common stock that has not complied with filing requirements.

                           EXPENSES AND OTHER MATTERS

        Bairnco will pay the costs of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

        In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional cost, may request the return of proxies by personal interview or by telephone or telegraph.

        Management does not intend to present any further items of business at the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.



                                           By Order of the Board of Directors


                                           /s/ Larry D. Smith
                                           --------------------------
                                           Larry D. Smith
                                           Secretary


Lake Mary, Florida
March 8, 2002




        PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                      PROXY
                               BAIRNCO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 2002
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION

        The undersigned hereby appoints LUKE E. FICHTHORN III and LARRY D.
SMITH, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of BAIRNCO CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Bairnco's corporate offices, 300 Primera Blvd., Suite
432, Lake Mary, Florida, on Thursday, April 18, 2002, at 9:00 A.M., local time, and at any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1.      ELECTION OF DIRECTORS

               [  ]   FOR all nominees listed below (except as listed to the contrary below)

               [  ]   WITHHOLD AUTHORITY to vote for all nominees listed below

      NOMINEES:   Luke E. Fichthorn III, Charles T. Foley,
                  James A. Wolf,  William F. Yelverton

      (INSTRUCTIONS:  to withhold your vote from any individual nominee or nominees, check the FOR box above and write each such nominee's name on the space provided below.)

                      ---------------------------------------------------------------

2.      RATIFICATION OF THE BOARD OF DIRECTORS' ELECTION OF AUDITORS

                      [  ] FOR                [  ] AGAINST              [  ] ABSTAIN

3.      TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

        If no contrary instructions are indicated on this Proxy, this Proxy will be voted FOR Proposals 1 and 2.


                                       Dated:
                                             --------------------------------


                                       --------------------------------------
                                                     Signature


                                       --------------------------------------
                                                     Signature

                                       Please sign exactly as name appears at
                                       left. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       give your full title as such.


                                       PLEASE SIGN AND DATE THIS PROXY
                                       AND RETURN IT PROMPTLY IN THE ENCLOSED
                                       ENVELOPE